EXHIBIT 99.1

On March 17, 2004, the Registrant issued the following press release:

  "PYR ENERGY SIGNS EXPLORATION OPTION AGREEMENT FOR MONTANA FOOTHILLS PROJECT

     DENVER - PYR Energy Corporation (AMEX:PYR) today announced that the Company has signed an exploration option agreement with Suncor Energy Natural Gas America Inc. (SENGAI), a wholly owned subsidiary of Canadian producer Suncor Energy, covering the Company's Rogers Pass exploration project in the Foothills of west central Montana.

     PYR Energy currently owns 100% working interest in approximately 230,000 net acres under lease in its Rogers Pass exploration project. Company management believes that the geology and seismic character of the Rogers Pass project share many of the same characteristics as those observed within the productive Canadian Foothills Trend of southern Alberta. Within the Rogers Pass acreage block, PYR has undertaken extensive seismic analysis and geological study resulting in the identification of multiple untested, prospective structures. To date, only one well has been drilled within the acreage block. That well, the Unocal #1-B30 was drilled in 1989 to a depth of 17,817 feet, and was plugged and abandoned after testing.

     The agreement calls for SENGAI to pay PYR an option fee for a technical evaluation period of up to three months. Before the end of the technical evaluation period, SENGAI will make an election either to proceed to drill the first test well or to drop the project. Should SENGAI elect to drill the first test well within the project area, a prospect fee will be paid to PYR and the well will be spud prior to December 31, 2004. SENGAI will bear 100% of the costs of the well, to a depth sufficient to evaluate the Mississippian, to earn a 100% working interest in 100,000 acres of the project area. SENGAI will have the option to pay a second prospect fee and drill a second test well, to be spud by December 31, 2005. By paying this second prospect fee and bearing 100% of the costs of the second well, SENGAI will earn a 100% working interest in the remaining acreage within the project area. PYR will retain a 12.5% overriding royalty interest (ORRI), subject to amortized recovery of gas plant and certain transportation costs, covering all earned acreage within the Rogers Pass Area of Mutual Interest (AMI).

     "We are extremely pleased to have SENGAI involved in and driving our Rogers Pass project. Suncor's exploration team brings extensive foothills experience and operational expertise to the project. Our royalty position will allow PYR to see the long-term exploration and potential development phases in the project with no additional risk capital exposure," stated Scott Singdahlsen, President of PYR Energy.

Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. PYR's activities are focused in select areas of the Rocky Mountain region as well as the San Joaquin Basin of California. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

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     This release contains forward-looking statements regarding PYR Energy
Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release includes the opinions of PYR Energy and does not necessarily include the views of any other person or entity. This release may not have been reviewed or approved by the operator and/ or participants in any of the projects discussed."